UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2024 (September 23, 2024)

CRH public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-32846	98-0366809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stonemason's Way, Rathfarnham, Dublin 16, D16 KH51, Ireland
(Address of principal executive offices)
+353 1 404 1000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares of €0.32 each	CRH	New York Stock Exchange
5.200% Guaranteed Notes due 2029	CRH/29	New York Stock Exchange
6.40% Notes due 2033	CRH/33A	New York Stock Exchange
5.400% Guaranteed Notes due 2034	CRH/34	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Explanatory Note

CRH public limited company (the “Company”) is filing this Current Report on Form 8-K/A (the “Amendment”) to amend the Current Report on Form 8-K filed by the Company on September 27, 2024 (the “Original Report”). The Original Report was filed to disclose: (i) Jim Mintern’s appointment as Chief Executive Officer of the Company, effective January 1, 2025 and (ii) Albert Manifold’s retirement from his position as Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”), effective December 31, 2024. The Amendment discloses the entry into the employment agreement, dated December 20, 2024, by the Company and Mr. Mintern (the “Service Agreement”), in respect of Mr. Mintern’s service as Chief Executive Officer. Except as set forth below, there are no changes to the information contained in the Original Report.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Service Agreement, Mr. Mintern will receive an initial annual base salary of $1,750,000 and is eligible to receive a target annual bonus opportunity equal to 150% of his annual base salary (with a maximum opportunity equal to 300% of his annual base salary). Mr. Mintern will also be eligible to receive annual equity incentive awards with a target grant date fair value of 585% of his annual base salary, to be granted 60% in the form of performance stock units and 40% in the form of restricted share units; provided that the Compensation Committee of the Board (the “Committee”) will be entitled in its discretion to adjust the mix between performance stock units and restricted share units. Mr. Mintern will also receive a monthly taxable pension cash adjustment equal to 10% of annual base salary and is eligible to participate in holiday leave, employee benefit plans and programs consistent with those provided generally to similarly-situated executives from time to time.

Subject to certain exceptions, the Service Agreement will continue until terminated by either party with at least 12 months’ written notice or, if earlier and unless otherwise agreed between the parties, on Mr. Mintern’s 65th birthday. The Company may, in its discretion, pay Mr. Mintern an amount equal to his annual base salary in lieu of any notice period or place Mr. Mintern on garden leave for some or all of the notice period during which he will continue to receive his regular compensation. In either case, payment of any bonus and other incentive arrangements will be in the discretion of the Committee.

Upon a termination of employment within six months after a change of control of the Company as a result of which Mr. Mintern’s powers, duties or functions have been or will be diminished, in satisfaction of any and all claims Mr. Mintern may have upon termination, Mr. Mintern will be entitled to an amount equal to one year of annual base salary, any vested equity incentives payable under the Company’s equity incentive plans and any other contractual entitlements. Payment of any annual bonus or unvested equity incentives will be in the discretion of the Committee. The Committee may modify the conditions under which Mr. Mintern will be entitled to payments, and the amount of such payments, upon a termination of employment within six months after a change of control of the Company to align with any other change of control policies approved by the Committee from time to time, provided that the modifications are not less favorable to Mr. Mintern than the terms provided for in the Service Agreement.

The Service Agreement contains covenants not to compete with the Company and not to solicit customers and service providers of the Company, which apply, respectively, for nine and 12 months following termination of employment.

The foregoing summary of the Service Agreement is qualified in its entirety by reference to the Service Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 23, 2024

CRH public limited company

/s/ Neil Colgan
By:	Neil Colgan
Company Secretary